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                                                                    EXHIBIT 99.3

                              ALLIED HOLDING, INC.
                            and subsidiary companies

                                 Code of Conduct

                                                               December 17, 2003

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                                 CODE OF CONDUCT

         The loyalty and integrity of our employees is a long-standing tradition. Your faithful adherence to the standards of conduct set forth by the Company and its subsidiaries has fostered the fair and ethical relationships that exist between the Company and its employees, shareholders, customers, suppliers and competitors.

         It is a long-established policy that the Company and its employees observe and comply with all laws and regulations of federal, state, provincial and local governments, and applicable foreign laws, affecting the Company and its employees. All employees must avoid activities which could lead to involvement of the Company or themselves in any unlawful or unethical practice.

         This Code of Conduct and the standards it sets for ethical conduct, legal compliance and financial integrity, applies to our people on all levels - including the Board of Directors, the CEO, senior financial officers and others in senior management.

PRINCIPLES AND GUIDELINES

         This policy restates and reaffirms the Company's various principles and guidelines with respect to legal responsibilities and ethical business conduct. The Company's requirements also are reflected in other statements of policies and procedures.

         The Company expects its employees to observe the highest standards of integrity and remain free of interests and relationships which are potentially detrimental to the Company's best interests.

         In day-to-day activities, all employees should assess their actions to assure that they are not inconsistent with the intention of this policy. A good test before any action is planned or taken is to determine whether full disclosure of the facts surrounding the action would be regarded by the general public to justify the action on business and ethical grounds.

COMPLIANCE

         To ensure continuing observance of this policy, the Board of Directors requires that employees periodically review these guidelines and acknowledge their understanding and adherence in writing.

         The Company's Compliance Officer and the Audit Committee of the Board of Directors have the overall responsibility for providing guidance in matters of conduct and business ethics. Further, the Audit Committee is charged with monitoring compliance with this policy and the applicable laws to assure consistency with the Company's overall objective of promoting fair and ethical actions and relationships in all of the Company's activities. In performing that responsibility, the committee utilizes the services of the Company's independent public accountants and the Company's Internal Audit Department.

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DEFINITIONS

         For the purposes of this policy, the term "employees" refers to all non-union salaried employees, non-union hourly employees, officers and directors of the Company and its subsidiaries. In Canada, this policy applies to all non-union employees, whether salaried or hourly.

         "Gifts and gratuities" include money, favors, entertainment, personal discounts, hospitality, transportation, loans, future employment or any other tangible or intangible items, regardless of value.

GIFTS AND ENTERTAINMENT

         Generally, gifts and gratuities may not be given or received unless they are of a nominal value and consistent with the following guidelines.

         Employees are responsible for ensuring that any meals, refreshments, gifts or entertainment that they provide to or accept from those people with whom the Company has business contacts conform to the Company's ethical standards.

         GIVING OF GIFTS AND ENTERTAINMENT BY THE COMPANY - Gifts and entertainment may only be given to customers and suppliers if all the following conditions are met:

         -        They are consistent with accepted business practices;

         - They are of sufficiently limited value and in a form that will not be construed as influencing or rewarding a particular course of action;

         - They are not in violation of applicable law and generally accepted ethical standards;

         -        Public disclosure will not embarrass the Company; and

         - They will not be used to influence the customer or supplier improperly or to knowingly violate the customer's or supplier's own rules against acceptance of gifts or entertainment.

         ACCEPTANCE OF GIFTS AND GRATUITIES BY EMPLOYEES - Employees may not receive, directly or indirectly, from an organization, government agency, or individual who has, or seeks to have, a business relationship with the Company, any commissions, fees, bonuses, compensation, loans (other than those made on customary terms from a bank or other financial institution), advances or anything of value except as outlined in this policy.

         Employees may not accept gifts or other gratuities which go beyond a moderate and reasonable value or are given under circumstances that place the employee or the Company under any obligation or which may tend to influence business relationships.

         Employees who receive, or whose families receive, gifts or gratuities which go beyond a moderate and reasonable value, either in terms of cash value or frequency, should immediately return the gift to the donor with a letter outlining Company policy and make a full report of the matter to the Compliance Officer.

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         It is absolutely forbidden to accept gifts in the form of cash (or gifts immediately convertible to cash, such as gold or bank accounts in an employee's name).

         ENTERTAINMENT - Employees may not accept unusual or extended hospitality in any form, including entertainment at a resort or similar accommodation, or payment of personal business expenses, from any organization or individual who has, or who seeks to have, a business relationship with the Company; however, the normal working relationship between the Company and its customers or suppliers may lead to occasions which necessitate certain authorized employees as representatives of the Company to accept offers of transportation, food, lodging and entertainment in conjunction with appropriate business activities of the customer or supplier. In these instances only, the Company will reimburse the employee for related expenses which are not included as part of its customer's or supplier's offer.

         Local entertainment such as golf outings, theater, dinners, sporting events, etc., are considered acceptable business courtesies so long as the frequency and the cost to the donor is within reason.

         Certain business courtesies, such as payment for lunch or dinner in connection with a business meeting, are not discouraged.

RELATIONSHIPS WITH OUTSIDE BUSINESSES

DEALING WITH CUSTOMERS, CONSULTANTS AND SUPPLIERS

         Employees who deal with customers, consultants, or suppliers have an obligation of fair and impartial dealing with respect to these outside firms.

         Employees engaged in the sale and marketing of the Company's services are obligated to provide clear, accurate and concise service and pricing information. Contractual obligations between customers and the Company should be clearly defined.

         All employees are responsible for ensuring the integrity of the Company's services and accuracy of internal documentation and records, as well as documentation used in dealing with outside firms.

         The Company will comply in all of its activities with antitrust laws.

EMPLOYEE INTERESTS IN OUTSIDE BUSINESSES

         No transaction with an outside business organization that furnishes goods or services to the Company shall be influenced by an employee's personal interests or relationships. Accordingly, employees shall have no material direct or indirect interests in or material relationships with any such organization that would reasonably be said to affect the objectivity and independence of their judgment or conduct in carrying out their duties and responsibilities to the Company, or embarrass the Company because its effect may reasonably be misunderstood by others.

         Employees should not own a material financial interest or have an association that would reasonably be construed as a material financial interest in any business organization

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that does or seeks to do business with the Company, or is a competitor of the
Company unless such interest has been fully disclosed in writing to the Company's Compliance Officer, and, if deemed necessary by the Audit Committee, approved by the Board of Directors.

         Employees shall not serve as a director, partner or consultant in a non-affiliated business organization which does a material amount of business with or is a competitor of the Company without first obtaining the approval of the Company's Compliance Officer, and if deemed necessary by the Audit Committee, approved by the Board of Directors.

         Employees who are in positions which in any way could influence the purchase of goods or services for the Company may not conduct or direct another to conduct business on behalf of the Company with a member of their family (relatives by blood or marriage) or business organization in which the employee or a member of the employer's family has significant financial interest. Any exception must be approved by the Company's Compliance Officer, and, if deemed necessary by the Audit Committee, approved by the Board of Directors.

         OTHER OUTSIDE BUSINESS RELATIONSHIPS - Employees are expected to serve the Company with their maximum skills, judgment, discretion and integrity in fulfilling their duties. All employees are expected to act in the best interest of the Company in all matters connected with their position:

         - Employees may not render professional service, consult for or engage in any outside employment which might affect the independence of their judgment and performance of their duties and responsibilities to the company or which might embarrass the company.

         - Those engaged in or knowing of other employees who are or may be engaged in potential outside conflicts of interest should disclose this information to the Company's Compliance Officer or to the Company's Ethical Questions and Compliance Hotline.

         - Employees may not engage in any outside employment which conflicts with scheduled hours, overtime hours, when required or the performance of Company assignments.

         CONFLICT OF INTEREST THROUGH A THIRD PARTY - Anything that would constitute a conflict of interest or unethical conduct on the part of an employee would also create conflict when an employee knowingly engages in such activity through a third party such as a spouse, a member of one's family or other persons or organizations.

IMPROPER USE OF COMPANY POSITION, INFORMATION, OR RESOURCES

         UNAUTHORIZED DISCLOSURE - Employees are not permitted to make disclosure of confidential or proprietary Company information which could in any manner adversely affect the interests of the Company. For example, information concerning Company plans, facilities, sales, costs, financial data and procedures may also involve elements of significant competitive value and must not be disclosed outside the Company without specific advance written approval of the president. The same standards should be applied with respect to material information about customers, suppliers or related companies gained as a result of the employee's position with the Company.

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         The insider trading laws of the United States prohibit buying or selling a Company's securities while in possession of material non-public information about that Company. You can also violate these laws by disclosing material non-public information to another person if, as a result, that person - or any other person - buys or sells a security on the basis of that information.

         If you make such a disclosure, you can be punished even if you, yourself, have no financial gain. Many other countries have similar laws.

         "Material" information is generally regarded as information that a reasonable investor would think important in deciding whether to buy, hold or sell the security; in short, it is any information that could reasonably affect the price of the security.

         Examples of possible material information are sales, earnings, dividend actions, strategic plans, important personnel changes, acquisition and divestiture plans, marketing plans and joint ventures, and government actions. "Non-public" means information that has not been made public.

         In addition to fines of up to $1 million and lengthy prison terms, a violator in the U.S. or one who trades on a U.S. stock exchange can pay civil penalties of up to three times the profit gained, or loss avoided, by the unlawful transaction or disclosure. The Company may also have to pay substantial fines.

         You may not buy or sell securities while knowing material non-public information about the Company. Also, you may not engage in any other action to take advantage or pass on to others material non-public information. This policy also applies to having or selling securities of any other Company while you have material non-public information about it that you learned in the course of your job.

         The same restrictions apply to family members and others living in your household; you are expected to be responsible for compliance by them. This policy applies to all Company employees wherever they are located, even if the activity does not violate the law of the country where they live.

         MISUSE OF COMPANY PROPERTY, RECORDS AND FUNDS - Preventing the loss, damage, misuse of theft of Company property, computer systems, records and funds is a matter of personal responsibility which employees must accept as part of their job.

         Company property is to be used exclusively for conducting business and should not be used personally, sold or given away without proper authorization.

         Property of vendors, customers, or the government should be protected as if it were Company property.

         The misuse, theft, damage or unauthorized destruction of Company computer hardware, software or data (on tape, disk backup or within the computer system) as well as procedures and documentation is prohibited. Company policy also requires that all employees must follow the proper procedures for disbursing, receiving and reporting funds.

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         CORPORATE OPPORTUNITIES - Employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position.

         SEC REPORTING - The Company is committed to full, fair, accurate, timely and understandable disclosure in the reports it files with the Securities and Exchange Commission and in other public communications made by the Company. The Company is committed to integrity in its books and records, accounting practices, financial controls and auditing.

         COPYRIGHT PROTECTION - Unauthorized duplication, distribution or use of printed materials, films, tapes, proprietary software or documentation of the Company or other outside parties is expressly prohibited except as provided by copyright laws or licensing agreements accompanying software products. Unlicensed use of software or use by a non-Company employee is prohibited.

         Each employee is personally responsible for ensuring compliance with the terms of licensing, trademark agreements and copyright laws.

         TRANSACTIONS - All employees involved in transactions between the U.S. and Canada and any foreign country must be aware of and adhere to customs regulations, export licensing regulations and trade agreements involving that country

         PARTICIPANTS IN CIVIC AND POLITICAL ACTIVITIES - The Company, as a socially responsible corporate citizen, actively supports civic, social and community projects and organizations.

         The Company encourages its employees to actively participate in community affairs, including political activities and social welfare efforts. Such service can appropriately include both volunteer work in the private sector or, in public affairs, the holding of elective or appointive office.

         EMPLOYEES SERVING IN PUBLIC OFFICE - Employees who run for office must represent themselves as individual citizens and must not represent the Company in any way in carrying out public duties. The Company will observe the utmost care that it takes no action with respect to employees as office-holders that may be construed as an attempt to influence them in the exercise of their duties as a public servant.

         Employees who consider running for or accepting public office should be made aware of Company and public policy regarding conflict of interest. Employees shall inform the president as soon as possible when considering running for or accepting a public position.

         FOREIGN CORRUPT PRACTICES ACT - The U.S. Foreign Corrupt Practices Act prohibits corporations and individuals from doing certain things, directly or indirectly, to obtain or retain business or to influence a person working in an official capacity.

         It is illegal to pay, offer to pay or authorize the payment of anything of value to any non-U.S. government office, government employee, political party or political candidate for these purposes. No employee shall make any payment or other action that is prohibited by the Act.

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         Prohibited payments include cash, gifts and free samples, use of automobiles and aircraft, payment of non-essential travel and entertainment expenses, overbilling of sales with the expectation that part of the sale price will be returned to the buyer, and making contribution to "charities" chosen by an official. Offers to pay can be punished even if they are not accepted or never paid.

         The Act does not prohibit customary tips or gratuities to lower-level non-U.S. government employees to ensure they perform their routine duties in a prompt and proper way. However, Tommy Duffy should be consulted before determining whether any proposed payment fits squarely within this narrow exception to the law or whether it violates local law.

         In addition, in Canada conduct of this nature is governed by the Canadian Criminal Code. Pursuant to the Criminal Code, employees are guilty of an indictable offense, and liable to imprisonment for a term not exceeding five
(5) years if they bribe (or engage in similar activities, such as influence peddling) a government official or a family member of such officials.

         POLITICAL CONTRIBUTIONS - Consistent with the laws of the United States, the Company prohibits the use of corporate funds or assets, cash or otherwise, for political contributions to candidates for federal offices. Where political contributions are legally permitted by state or local law or the laws of Canada, any proposal for such contributions must be approved by the Company's Compliance Officer.

         This covers not only direct contributions, but indirect support of candidates of political parties; for example, a loan or donation to an employee for purposes of making a political contribution, the purchase of tickets for special dinners or other fund-raising events, the loan of employees to political parties or committees, or the furnishing of transportation, special duplicating services, etc.

         Unauthorized solicitation of political contributions on Company premises is prohibited.

         In addition, political contributions in Canada are regulated by both federal and provincial laws. Under federal law, individuals may contribute to a federal political party at any time, as may corporations incorporated under either the laws of Canada or a province. However, a candidate for federal office may only receive a political contribution during a federal election campaign.

         In the province of Ontario, political contributions may be made during provincial elections by any person normally resident in Ontario, and by corporations that carry on active business in Ontario. Contributions from outside Ontario are prohibited. Contribution limits apply.

VALUES

         It is the Company's desire that its employees will conduct their lives in accordance with the highest moral and ethical standards. The Company believes that work performance is directly affected by behaviors and habits outside of the office and, while the Company

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cannot monitor or regulate conduct outside of the employment context, it is anticipated that each employee will act accordingly.

         [In keeping with Company values, it is the Company's policy that on Company premises or where Company business is being performed, there shall be no consumption or serving of alcoholic beverages, there shall be no gambling, and there shall be no sexual activities of any kind. At Company-sponsored functions or in the presence of customers of the Company where business is not being performed, there shall be no consumption of hard liquor, there shall be no gambling, and there shall be no other inappropriate activities. When entertaining a customer, there shall be no consumption of hard liquor by the employee, there shall be no gambling, and there shall be no other inappropriate activities.]

RESPONSIBILITIES

         All employees are expected to adhere to these policies and principles, and all applicable laws, and to carry them out in their day-to-day business activities. These guidelines will not provide an answer to every problem that arises. The absence of a Company guideline covering a particular situation does not relieve an employee from the responsibility of exercising the highest ethical standards.

         Employees are expected to seek guidance when there are questions or concerns about compliance with laws or regulations or with Company policies and procedures. Any violations, or suspected violations, must be reported immediately to appropriate Company personnel. There will be no retaliation for such reporting.

         The responsibility for administering and complying with this policy is delegated to operating heads of various departments with respect to the employees within their jurisdiction. They should be fully aware of the practices and procedures being followed by employees and take steps to ensure that employees measure up to expected standards of behavior as they carry out their duties.

         All questions regarding the application of Company policy to particular situations should be submitted to the Company's Compliance Officer who will provide any guidance and interpretations required concerning this policy.

DISCIPLINARY ACTIONS

         Employees who fail to disclose reportable interests or relationships, who knowingly make a false report or who fail to comply with the provisions set forth in this policy may be subject to disciplinary action, including, where appropriate, suspension or termination of employment.

         Any disciplinary action taken by the Company does not waive the Company's right to take appropriate legal action or to assist any local, state, provincial or federal law enforcement agencies in the prosecution of employees who violate the laws and agreements covered in this policy. The Company will not be obligated to reimburse employees for any fines or legal costs incurred by them or on their behalf.

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DISCLOSURE AND COMPLIANCE

         By signing the Code of Conduct Statement, employees are certifying that they have reviewed the Code of Conduct policy statement and are complying with all Company policies regarding their business conduct and responsibilities.

         Any interests or relationships that might be in violation of this policy, as well as any potential policy violations, must be reported, and all employees are expected to cooperate in any subsequent investigation.

         Any violations, or suspected or potential violations, of this Code or applicable laws and regulations, must be reported promptly, and all employees are expected to cooperate in any subsequent investigation.

         Transactions, interests or relationships that might give rise to a conflict of interest also must be reported.

         Reports should be made in writing to the Company's Compliance Officer, and sent to the following address, or you may call Tommy Duffy directly at 404-370-4225. As an alternative, employees may use the Company's Ethical Questions and Compliance Hotline to report problems, raise concerns or ask questions about ethics and legal compliance matters. Employees may contact the hotline by phone, in writing, or by email. Those contacting the hotline may choose to identify themselves or remain anonymous.

                                   Tommy Duffy
    Senior Vice President, Secretary, General Counsel and Compliance Officer
                              Allied Holdings, Inc.
                              160 Clairemont Avenue
                                Decatur, GA 30030

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